Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	Molecular Pharmacology (USA) Limited Announces Acquisition of Australian Drug Developer Acquisition to provide MPL-USA with a multinational development platform	December 5, 2005.

FOR IMMEDIATE RELEASE

Los Angeles, CA - December 5, 2005 - Molecular Pharmacology (USA) Limited (Nasdaq: MLPH) announced today that it has entered into a Share Sale and Purchase Agreement with PharmaNet Group Limited of Australia, a drug development company listed on the Australian Stock Exchange (ASX: PNO), for the acquisition of its wholly own pharmaceutical division, Molecular Pharmacology Limited (MPL). The acquisition of MPL Australia will provide MPL USA with an immediate and solid international foundation and will allow it to grow its business into all major geographical markets. The assets and resources of the Australian company and its existing teams and development programs will augment MPL USA's plan to develop safe and effective pain and inflammation management products.

Under the terms of the transaction, PharmaNet Group Limited will receive 88 million shares in MPL USA in consideration for 100% of the common stock of MPL Australia. There is no cash component to the transaction. The shares that PNO will receive will be restricted. Completion of the transaction is subject to a number of conditions, including, but not limited to, the approval by the shareholders of MPL USA. The transaction cannot be closed until all of the conditions precedent have been met. MPL Australia is an unlisted public company and is a wholly owned subsidiary of PharmaNet Group Limited. MPL Australia was formed to develop fast acting topical anti-inflammatory and analgesic products through a worldwide exclusive license from Cambridge Scientific Pty Ltd., also a wholly-owned PharmaNet subsidiary. MPL Australia has established key personnel, a medical team and development and testing capabilities in Australia and Singapore through leading universities, government testing facilities and private research centers. MPL USA will continue to maintain these assets and has moved to secure key employees and relationships.

MPL USA's MPL-TL drug complex is a potential new class of topically applied anti-inflammatory and analgesic compounds. MPL-TL was discovered by MPL Australia in 2003 through the application of modern analytical techniques to a product which had a 17-year clinical and safety history in humans and extensive clinical and scientific support. MPL intends to market drugs developed from MPL-TL as a new fast-acting topical analgesic and anti-inflammatory ingredient for incorporation into a broad range of OTC, retail and prescription formulations pending clinical studies and regulatory approval.

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, please visit www.mpl-usa.com.

For further information please contact:

Ian Downs
Molecular Pharmacology (USA) Limited
Telephone: 888-327-4122

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.